PHELPS DODGE CORPORATION AND SUBSIDIARIES

                                       Exhibit 12

COMPUTATION OF TOTAL DEBT TO TOTAL CAPITALIZATION

--------------------------------------------------------------------------------
(Dollars in thousands)
--------------------------------------------------------------------------------

                                                      December 31,
                                       ----------------------------------------
                                          1998            1997           1996
                                       ----------      ---------      ---------
Short-term debt ..................     $  116,100         91,400         66,500
Current portion of long-term debt          68,500         54,800         38,200
Long-term debt ...................        836,400        857,100        554,600
                                       ----------      ---------      ---------
   Total debt ....................      1,021,000      1,003,300        659,300
Minority interests in subsidiaries         93,300        113,300         85,500
Common shareholders' equity ......      2,587,400      2,510,400      2,755,900
                                       ----------      ---------      ---------
   Total capitalization ..........     $3,701,700      3,627,000      3,500,700
                                       ==========      =========      =========


Ratio of total debt to total
  capitalization .................           27.6%          27.7%          18.8%
                                       ==========      =========      =========